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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
EXHIBIT II


                                                                          For Six Months Ended June 30,
                                                                        ---------------------------------
                                                                           1995                   1994
                                                                        ----------             ----------
Net Income                                                              $6,051,077             $4,783,499
                                                                        ==========             ==========
Computation of average
shares outstanding

        Shares outstanding at
        beginning of year                                                4,196,435              3,799,477

        Additional shares deemed
        outstanding because of
        stock dividends                                                                           380,244

        Additional shares deemed
        outstanding because of
        stock split                                                      2,100,650              2,092,102

        Shares issued during the
        year times average time
        outstanding during the year                                          5,702                  4,482
                                                                        ----------             ----------
Average shares outstanding                                               6,302,787              6,276,305
                                                                        ==========             ==========
Primary earnings per share                                                   $0.96                  $0.76
                                                                        ==========             ==========